Exhibit 99.1
EXCHANGE AND RECAPITALIZATION AGREEMENT
Los Angeles CA, June 12, 2008 — Simon Worldwide, Inc. (OTC: SWWI) announced today that it had entered into an Exchange and Recapitalization Agreement with Overseas Toys, L. P., the holder of all the outstanding shares of Preferred Stock of Simon, pursuant to which all the outstanding Preferred Stock would be converted into shares of Common Stock representing 70% of the shares of Common Stock outstanding immediately following the conversion. The Agreement was negotiated on Simon’s behalf by a Special Committee of disinterested directors which, based in part upon the opinion of the Committee’s financial advisor, determined that the transaction is fair to the holders of Common Stock from a financial point of view. Closing of the transaction is contingent upon stockholder approval of an amendment to Simon’s charter at a meeting expected to be held in the Fall.
Contact:
Simon Worldwide, Inc.
Terry Wallock, 310-417-4660